UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2020

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5899 Preston Road #505, Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 479-259-2977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZEST	OTCQB

 Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2020, Ecoark Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Company, White River E&P LLC, a Texas Limited Liability Company and a wholly owned subsidiary of the Company (“White River”), Rabb Resources, Ltd., a Louisiana business corporation (“Rabb Resources”) and Claude Rabb, the sole owner of Rabb Resources. Pursuant to the Asset Purchase Agreement, the Company completed the acquisition of certain assets of Rabb Resources on August 14, 2020. The acquired assets consisted of certain real property and working interests in oil and gas mineral leases as specified in the Asset Purchase Agreement. The Company has elected to waive the assumption of any other assets including contracts and customer lists under the Asset Purchase Agreement. The Company has accounted for this acquisition as an asset purchase. These assets can be utilized along with all of the assets recently purchased between March 2020 and June 2020 to expand the Company’s exploration and production footprint. White River had previously provided bridge financing to Rabb Resources under the $225,000 in principal amount Senior Secured Convertible Promissory Note, dated June 18, 2020 (the “Bridge Note”).

As consideration for entering into the Asset Purchase Agreement, White River agreed to pay Rabb Resources or Claude Rabb, at Mr. Rabb’s discretion, a total of $3,500,000 consisting of (i) $1,500,000 in cash less $304,475 in outstanding principal balance and accrued interest under the Bridge Note, and (ii) $2,000,000 payable in common stock, par value $0.001 per share, of the Company, which based on the closing price of the Company’s common stock on OTCQB as of the date of the Asset Purchase Agreement equaled approximately 514,139 shares. The issuance of the shares of Company’s common stock as consideration pursuant to the Asset Purchase Agreement was exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. Mr. Rabb represented to the Company that he acquired the common stock without a view to distribution and that he was an accredited investor within the meaning of Rule 501 promulgated under the Securities Act.

The Asset Purchase Agreement contains representations, warranties and covenants of each party customary for a transaction of this type.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

To the extent required by Item 2.01, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the acquisition of assets pursuant to the Asset Purchase Agreement is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the issuance of shares of the Company’s common stock pursuant to the Asset Purchase Agreement is incorporated herein by reference.

Item 8.01 Other Events.

Effective August 17, 2020, Randy May, the Chief Executive Officer of the Company adopted a stock trading plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies (the “10b5-1 Plan”).

Rule 10b5-1 permits insiders and other employees to adopt written, pre-arranged stock trading plans at a time when they are not in possession of material, non-public information. Using these plans, they can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might be in possession of material non-public information. In accordance with Rule 10b5-1, Mr. May will have no discretion over the sales under the 10b5-1 Plan.

Under the 10b5-1 Plan, up to 1,000,000 shares of the Company’s common stock will be sold into the marketplace, subject to satisfaction of certain conditions, including the sale price of at least $10.00 per share, which was above the closing price of the Company’s common stock on OTCQB as of the effective date of the Rule 10b5-1 Plan. It is expected that sales under the 10b5-1 Plan will commence on August 24, 2020 and will continue, unless the 10b5-1 Plan is terminated sooner in accordance with its terms, until all the shares have been sold as set forth in the 10b5-1 Plan, or August 31, 2022, whichever is earlier.

Mr. May currently beneficially owns a total of 2,980,000 shares of the Company’s stock.

Any transactions under the 10b5-1 Plan will be publicly disclosed in accordance with the applicable securities laws, rules and regulations. Except as may be required by law, the Company does not undertake to disclose Rule 10b5-1 plans that may be adopted by any other officers or directors in the future, or to report modifications or terminations of any such plans, whether or not the plan was publicly announced.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
2.1	Asset Purchase Agreement by and among the Company, White River E&P LLC, Rabb Resources, Ltd. and Claude Rabb, dated August 14, 2020*

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish to the Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 20, 2020	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May Chief Executive Officer

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